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                                                                     Exhibit 4.2


                               iPHYSICIAN NET INC.


                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


                                February 2, 2000


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                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


         This Amended and Restated Investors' Rights Agreement (the "Agreement") is made as of the 2nd day of February 2000 by and among iPhysician Net Inc. (formerly IPNI Communications Corporation), a Delaware corporation (the "Company"), the Series B Preferred Stock investors listed on Exhibit A hereto, the Series C Preferred Stock Investors listed on Exhibit B hereto and the Series D and Series D-1 Preferred Stock Investors listed on Exhibit C hereto each of which is herein referred to as an "Investor" and collectively, the "Investors," and PictureTel Corporation, a Delaware corporation ("PictureTel").

                                    RECITALS

         The Company and PictureTel have entered into a Relationship Agreement dated September 22, 1997, as amended by Addendum No. 1 and Amendment No. 2 thereto, pursuant to which the Company has issued to PictureTel a warrant to purchase shares of the Company's Series A Preferred Stock. [In addition, the Company is contemplating entering into an equipment lease financing arrangement with Far East National Bank ("Far East Bank"), pursuant to which, among other things, the Company purposes to issue to Far East Bank warrants to purchase up to 300,000 shares of the Company's Common Stock.

         The Company and certain of the Investors have entered into a Series D and Series D-1 Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company desires to sell to certain of the Investors and certain of the Investors desire to purchase from the Company shares of the Company's Series D and Series D-1 Preferred Stock. The Company, the Series B Preferred Stock investors, Series C Preferred Stock investors and PictureTel previously entered into an Investors' Rights Agreement dated as of August 24, 1999, as amended (the "First Amended and Restated Agreement"). A condition to the Series D and Series D-1 Preferred Stock Investors' obligations under the Subscription Agreement is that the Company, PictureTel and the Investors enter into this Agreement in order to amend and restate the First Amended and Restated Agreement and to provide all Investors and PictureTel with
(i) certain rights to register shares of the Company's Common Stock issuable upon conversion of the Series A, Series B, Series C, Series D and Series D-1 Preferred Stock held by the Investors and PictureTel (or others), shares of Common Stock issuable upon exercise of Common Stock purchase warrants dated as of March 5, 1999 held by certain of the Series B Investors and shares of Common Stock issuable upon exercise of the warrants issued to Far East Bank, (ii) certain rights to receive or inspect information pertaining to the Company, and
(iii) a right of first offer with respect to certain issuances by the Company of its securities.

                                    AGREEMENT

         The parties hereby agree as follows:

         1. REGISTRATION RIGHTS. The Company and the Investors covenant and agree as follows:



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                  1.1 DEFINITIONS. For purposes of this Section 1:

                           (a) The terms "register" "registered" and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                           (b) The term "Registrable Securities" means (i) the
shares of Common Stock issuable or issued upon conversion of the Series B, Series C, Series D or Series D-1 Preferred Stock, including any shares of Series D or Series D-1 Preferred Stock issued to the Investors or others after the date hereof in accordance with the Purchase Agreement, (ii) the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock issued or issuable to PictureTel upon exercise of the PictureTel Warrant (as defined below) (the "PictureTel Stock"), (iii) the shares of Common Stock issued or issuable to the Investors upon exercise of the Convertible Note Warrants (as defined below); (iv) the shares of Common Stock issued or issuable to Far East Bank upon exercise of the Bank Warrant (as defined below) (the "Bank Stock"); and (v) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) (iii) and (iv) above; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or
(B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                           (c) The number of shares of "Registrable Securities
then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                           (d) The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

                           (e) The term "Form S-3" means such form under the
Securities Act as in effect on the date hereof or any successor form under the Securities Act;

                           (f) The term "SEC" means the Securities and Exchange
Commission;

                           (g) The term "PictureTel Warrant" means the Warrant
dated September 22, 1997, as amended, issued to PictureTel to purchase up to 997,750 shares of Series A Preferred Stock (or Common Stock);



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                           (h) The term "Convertible Note Warrants" means the
Warrants dated as of March 5, 1999 to purchase up to 400,002 shares of Common Stock issued to the holders of the Company's $2.5 million face amount convertible promissory notes also dated March 5, 1999;

                           (i) The term "Bank Warrant" means the warrant to
purchase up to 300,000 shares of Common Stock issued or to be issued to Far East Bank in connection with an equipment lease financing facility or facilities to be entered into between the Company and Far East Bank; and

                           (j) The term "Qualified IPO" means a firm commitment
underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act which results in aggregate cash proceeds to the Corporation of at least $7,500,000 (net of underwriting discounts and commissions).

                  1.2 REQUEST FOR REGISTRATION.

                           (a) If the Company shall receive at any time after
the earlier of (i) June 30, 2001, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000) in the case of an initial public offering or any amount of Registrable Securities if the Company has already completed its initial public offering, then the Company shall, within ten (10) calendar days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) calendar days of the mailing of such notice by the Company in accordance with Section 3.5; provided, however, that, notwithstanding the foregoing, if the Holders request that the Company file a registration statement pursuant to (ii) above at any time after six (6) months and prior to twelve (12) months after the effective date of the Company's first registration statement for a public offering of securities, the Company's obligation to file such registration shall be subject in all respects to the consent of the managing underwriter or underwriters of the Company's first public offering and to any conditions to such registration that such managing underwriter(s) may reasonably require.

                           (b) If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of


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any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder (including the Initiating Holders).

                           (c) Notwithstanding the foregoing, if the Company
shall furnish to Holders requesting a registration statement pursuant to this
Section 1.2, a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                           (d) In addition, the Company shall not be obligated
to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                                (i) During the period starting with the date 90
days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of a registration statement for a Company initiated registration, including a registration subject to
Section 1.3 below; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, and provided further that the Company delivers notice of its intent to file such registration statement to the Initiating Holders within 30 days following the registration request;

                                (ii) If the Initiating Holders propose to
dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; or

                                (iii) after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective.

                  1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than the Company's initial


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public offering of Common Stock, and other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) calendar days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                           (a) promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                           (b) as soon as practicable, effect such registration
and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; or (iv) if the Company has already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4 during the six months prior to such request.

                           (c) Subject to the foregoing, the Company shall file
a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected


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pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

                  1.5 OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           (a) Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                           (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty
(180) days.

                           (c) Furnish to the Holders such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                           (d) Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e) In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                           (f) Notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred eighty (180) days.

                           (g) Cause all such Registrable Securities registered
pursuant hereunder


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to be listed or included on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed or included.

                           (h) Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (i) Use its best efforts to furnish, at the request
of any Holder requesting registration of Registrable Securities pursuant to this
Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and
(ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  1.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection l.4(b)(2), whichever is applicable.

                  1.7 EXPENSES OF REGISTRATION.

                           (a) DEMAND REGISTRATION. All expenses other than
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable



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Securities agree to forfeit their right to one demand registration pursuant to
Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

                           (b) COMPANY REGISTRATION. All expenses other than
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to
Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

                           (c) REGISTRATION ON FORM S-3. All expenses incurred
in connection with a registration requested pursuant to Section 1.4, including (without limitation) registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Any underwriters' discounts or commissions associated with Registrable Securities shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

                  1.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock or other securities, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering if shares of a stockholder


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not exercising a demand registration right similar to that granted in Section
1.2 are included in the offering, or (ii) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is an initial public offering of the Company's Common Stock, in which case the selling stockholders may be excluded if the underwriters make the determination described above and all other securities that are not Registrable Securities are first excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

                  1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                           (a) To the extent permitted by law, the Company will
indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises


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out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           (b) To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                           (c) Promptly after receipt by an indemnified party
under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                           (d) If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e) Notwithstanding the foregoing, to the extent that
the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f) The obligations of the Company and Holders under
this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                           (b) take such action, including the voluntary
registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                           (c) file with the SEC in a timely manner all reports
and other documents required of the Company under the Securities Act and the Exchange Act; and

                           (d) furnish to any Holder, so long as the Holder owns
any Registrable

Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder only to (a) a transferee or assignee acquiring not less than 20% of the Registrable Securities then held by such holder, (b) a transferee or assignee who is a partner or retired partner of a Holder that is a partnership or a member of former member of a Holder that is a limited liability company, or (c) a transferee or assignee who is a "family member" (defined for purposes of this Section 1.12 as a spouse, ancestor, lineal descendant or sibling) of such Holder or a trust, the sole beneficiaries of which are the Holder and/or family members of such Holder (a "Permitted Transferee"), provided that, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (A) the Permitted Transferee agrees in writing to be bound by the obligations of a Holder under this Agreement and (B) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. All shares beneficially owned by affiliated entities or persons shall be aggregated together for purposes of determining whether a transferee or assignee is a Permitted Transferee. As a condition of such aggregation, holders of a majority of the shares of the aggregating persons and entities shall designate in writing from time to time one representative for all aggregating persons and entities, and the Company shall be entitled to definitively rely upon the authority of such representative and any action or omission of such representative in exercising or failing to exercise the rights hereunder.

                  1.13 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, and except as provided in Section 3.2, the Company shall not, without the prior written consent of the Holders of more than 60% of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

                  1.14 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                           (a) such agreement shall be applicable only to the
first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                           (b) all officers and directors of the Company, all 3%
securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

                  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.14.

                  Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

                  1.15 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three (3)-month period without registration.

         2. COVENANTS OF THE COMPANY.

                  2.1 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to each Holder of at least 175,000 shares of Registrable Securities and the Holder of any Series D or Series D-1 Preferred Stock:

                           (a) as soon as practicable, but in any event within
ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

                           (b) as soon as practicable, but in any event within
forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                           (c) within forty-five (45) days of the end of each
month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail and including a comparison of actual results against plan; and

                           (d) as soon as practicable, but in any event thirty
(30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

                  2.2 INSPECTION. The Company shall permit each Holder of at least 175,000 shares of Registrable Securities and the Holders of Series D and Series D-1 Preferred Stock, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

                  2.3 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Holder (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Holder who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

                  Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Holder in accordance with the following provisions:

                  (a) The Company shall deliver a notice by certified mail ("Notice") to the Holder stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                  (b) Within 20 calendar days after delivery of the Notice, the Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Holder bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Holder that purchases all the shares available to it (each, a "Fully-Exercising Investor") of any other Holder's failure to do likewise. During the ten (10)-calendar-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Holders were entitled to subscribe but which were not subscribed for by the Holders that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

                  (c) The Company may, during the 90-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Holders in accordance herewith.

                  (d) The right of first offer in this paragraph 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a firm commitment underwritten initial public offering of the Company's securities, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of additional shares of Series D or Series D-1 Preferred Stock after the date hereof pursuant to the Purchase Agreement or (vi) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions approved by the Board of Directors.

                  2.4 TERMINATION OF COVENANTS.

                  (a) The covenants set forth in Sections 2.1 through Section
2.3 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, (ii) immediately prior to the closing of the Company's sale of all or substantially all of its assets, or (iii) immediately prior to the closing of the acquisition of the Company by another entity by merger, consolidation or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is transferred (excluding a merger effected exclusively for the purpose of changing the domicile of the Company).

                  (b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.4(a) above.

         3. MISCELLANEOUS.

                  3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series B, Series C, Series D or Series D-1 Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  3.2 AMENDMENTS AND WAIVERS; AFTER-ACQUIRED SHARES. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of more than 60% of the Registrable Securities then outstanding, not including the Common Stock issuable upon exercise of the PictureTel Warrant or upon exercise of the Bank Warrant; provided that if such amendment has the effect of affecting (A) the Common Stock issuable upon exercise of the PictureTel Warrant or upon exercise of the Bank Warrant (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holder of the PictureTel Warrant or the Bank Warrant, then such amendment shall require the consent of PictureTel (or its assignee) or Far East Bank (or its assignee); or (B) the rights of the Series D or Series D-1 Preferred Stock under this Agreement (the "Series D Rights") in a manner adverse to the Series D Rights, then such amendment shall require the consent of the holders of the Series D and Series D-1 Preferred Stock. Notwithstanding the foregoing, all of the provisions of this Agreement shall apply to all shares of Series D and Series D-1 Preferred Stock (or shares of Common Stock issuable upon conversion of such shares of Series D and Series D-1 Preferred Stock) which may be issued to or acquired by any Investor or any other person or entity after the date hereof in accordance with the Purchase Agreement. To the extent that additional shares of Series D and Series D-1 Preferred Stock are acquired after the date hereof in accordance with the Purchase Agreement by any person or entity that is not then a party hereto, such person or entity may, with the consent of the Company, become a party hereto by executing and delivering to the Company a counterpart signature page to this Agreement, and such person or entity shall thereafter be deemed an Investor and Holder hereunder with respect to the shares purchased by such person or entity. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                  3.3 NOTICES. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on the signature page on Exhibit A, Exhibit B and Exhibit C hereto or as subsequently modified by written notice and one copy to Kenneth S. Rose, Esq., Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 (Fax # (212) 838-9190).

                  3.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  3.5 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

                  3.6 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  3.7 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  3.8 AGGREGATION OF STOCK. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of this provision, and without limiting the foregoing,
(i) the holdings of MDS Life Sciences Technology Fund Limited Partnership, MDS Life Sciences Technology Fund USA, L.P. and MDS Life Sciences Technology Barbados Investment Trust collectively shall be aggregated together and (ii) the holdings of Biotechnology Development Fund, L.P. and Biotechnology Development Fund III, L.P. collectively shall be aggregated together.

                            [SIGNATURE PAGE FOLLOWS]

         The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written.

COMPANY:                                       INVESTORS:


iPHYSICIAN NET INC.                            ______________________________
                                               (Investor)


By:                                            By:___________________________

Title:                                         Title:________________________

Address: 8777 North Gainey Center Drive
         Suite 285
         Scottsdale, Arizona 85258



PICTURETEL CORPORATION:


By:
Title:

Address: 100 Minuteman Road
         Andover, MA  01810

                                    EXHIBIT A

                               SERIES B INVESTORS


                                                                NO. OF SERIES B               CONVERTIBLE NOTE
NAME/ADDRESS                                                    PREFERRED SHARES                  WARRANTS

BIOTECHNOLOGY DEVELOPMENT FUND, L.P.                                   1,100,000                    80,000
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

BIOTECHNOLOGY DEVELOPMENT FUND III, L.P.                                 400,000                    40,000
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

VERON INTERNATIONAL LTD.                                               1,500,000                   120,000
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

SENTRON MEDICAL, INC.                                                  1,000,000                    80,000
c/o Senmed Medical Ventures
4445 Lake Forest Drive, Suite 600
Cincinnati, OH 45242

MDS LIFE SCIENCES TECHNOLOGY FUND LIMITED PARTNERSHIP                    709,230                    56,739
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

MDS LIFE SCIENCES TECHNOLOGY FUND USA, L.P.                              167,690                    13,145
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

MDS LIFE SCIENCES TECHNOLOGY BARBADOS INVESTMENT                         123,080                     9,848
TRUST
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

                                    EXHIBIT B

                               SERIES C INVESTORS

                                                                   NO. OF SERIES C
NAME/ADDRESS                                                       PREFERRED SHARES

BIOTECHNOLOGY DEVELOPMENT FUND, L.P.                                        290,909
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

BIOTECHNOLOGY DEVELOPMENT FUND II, L.P.                                      36,364
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

BIOTECHNOLOGY DEVELOPMENT FUND III, L.P.                                    118,182
c/o BioAsia Investments, LLC
575 High Street, Suite 201
Palo Alto, CA 94301

VERON INTERNATIONAL LTD.                                                  1,413,038
Chinachem Golden Plaza
77 Mody Road, Top Floor
Tsim Sha Tsui East
Kowloon, Hong Kong

SENTRON MEDICAL, INC.                                                       275,359
c/o Senmed Medical Ventures
4445 Lake Forest Drive, Suite 600
Cincinnati, OH 45242

MDS LIFE SCIENCES TECHNOLOGY FUND LIMITED PARTNERSHIP                       195,293
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

MDS LIFE SCIENCES TECHNOLOGY FUND USA, L.P.                                  46,175
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

MDS LIFE SCIENCES TECHNOLOGY BARBADOS INVESTMENT TRUST                       33,891
100 International Blvd.
Etobicoke, Ontario, Canada M9W 636

JOHN FREEMAN                                                                 37,909
Downs View Cottage
North Chailey
East Sussex
United Kingdom BN8 4DH

HOFUNG HOLDINGS LIMITED                                                      45,455
1801 East Town Building
41 Lockhart Road
Wan Chai
Hong Kong

VICTOR LEE                                                                   27,273
297 Prince Edward Road
West Flat 2B
Kowloon
Hong Kong

FAR EAST CAPITAL CORPORATION                                                 45,455
Silicon Valley Office
2001 Gateway Place, Suite 101E
San Jose, CA 95110

HUNG KWONG INTERNATIONAL LIMITED                                             36,364
19E Nelson Street
Mongkok
Kowloon
Hong Kong

CORDOVA TECHNOLOGY PARTNERS, LP                                              90,909
2500 Northwinds Parkway, Suite 475
Alpharetta, GA 30004

DANIEL LEE, M.D.                                                             18,182
[address]

                                    EXHIBIT C

                        SERIES D AND SERIES D-1 INVESTORS

                                                     NO. OF SERIES D
NAME/ADDRESS                                        PREFERRED SHARES
------------                                        ----------------

PROFESSIONAL DETAILING, INC.                                            83,334

-----------------------
-----------------------
-----------------------
                                                    NO. OF SERIES D-1
                                                    PREFERRED SHARES
                                                    ----------------

PROFESSIONAL DETAILING, INC.                                           107,143
-----------------------
-----------------------
-----------------------